UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 15, 2013

Concho Resources Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-33615	76-0818600
(Commission File Number)	(I.R.S. Employer Identification No.)

One Concho Center 600 West Illinois Avenue Midland, Texas	79701
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (432) 683-7443

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 15, 2013, Concho Resources Inc. (the “Company”) entered into an Eleventh Amendment (the “Eleventh Amendment”) to its Amended and Restated Credit Agreement, dated as of July 31, 2008, with the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as amended (the “Amended and Restated Credit Agreement”).

Prior to effectiveness of the Eleventh Amendment, the Company was prohibited from issuing unsecured notes in excess of $4.0 billion, and any issuance of unsecured notes after November 2, 2013 would have resulted in a reduction in the Company’s borrowing base equal to the lesser of (i) $300 for every $1,000 of aggregate principal amount of unsecured senior notes issued by the Company or (ii) such other amount, if any, as determined prior to the issuance of such notes by lenders holding at least two-thirds of the outstanding credit exposure and unused commitments under the Amended and Restated Credit Agreement. The Eleventh Amendment removes the $4.0 billion limit on the Company’s ability to issue unsecured notes as well as the provision requiring that any issuance of unsecured notes after November 2, 2013 would result in a reduction of the borrowing base under the Amended and Restated Credit Agreement.

The Eleventh Amendment also allows the Company to make restricted payments in an aggregate amount up to $250.0 million plus (i) 50% of the Company’s consolidated net income (or, in the case of a consolidated net loss, minus 100% of such deficit) beginning January 1, 2013 and (ii) 66 2/3% of the aggregate net cash proceeds received by the Company from any issuances of shares of common stock on or after January 1, 2013.

Before entering into the Eleventh Amendment, the Company was permitted to enter into commodities hedging arrangements with aggregate notional volume for any given month that did not exceed (i) 100% of the Company’s expected production from proven producing reserves for any given month during the succeeding two-year period and (ii) 85% of the Company’s expected production from proven producing reserves for any given month during the remaining three years of the succeeding five-year period. The Eleventh Amendment permits the Company to enter into commodities hedging arrangements with aggregate notional volume for any given month that do not exceed (i) 90% of the Company’s forecasted production of oil and natural gas reserves, based on internal engineering reports, for any given month during the succeeding one-year period and (ii) 80% of the Company’s forecasted production of oil and natural gas reserves, based on internal engineering reports, for any given month during the remaining four years of the succeeding five-year period. In addition, the Eleventh Amendment provides that the Company may enter into commodities hedging arrangements covering up to 70% of its forecasted production of oil and natural gas reserves, based on internal engineering reports, with respect to estimated reserves to be acquired in connection with certain acquisitions.

Finally, the Eleventh Amendment reaffirms the Company’s current borrowing base of $3.0 billion and maintains the lenders’ aggregate commitments of $2.5 billion under the Amended and Restated Credit Agreement.

The foregoing description of the Eleventh Amendment is a summary only and is qualified in its entirety by reference to the complete text of the Eleventh Amendment, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 concerning the Eleventh Amendment is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

10.1	Eleventh Amendment to Amended and Restated Credit Agreement, dated as of April 15, 2013, among Concho Resources Inc., the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONCHO RESOURCES INC.

Date: April 17, 2013	By:	/s/ C. WILLIAM GIRAUD
	Name:	C. William Giraud
	Title:	Senior Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Eleventh Amendment to Amended and Restated Credit Agreement, dated as of April 15, 2013, among Concho Resources Inc., the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.